Exhibit 10.1

FIRST AMENDMENT TO SEVERANCE AGREEMENT

This Amendment is made as of the _____ day of _____________, 20__, between St. Jude Medical, Inc., a Minnesota corporation, with its principal offices at One St. Jude Medical Drive, St. Paul, Minnesota 55117 (the “Company”) and ____________ (“Executive”), residing at ________________________and amends that certain Severance Agreement, dated _________, 20__, between Executive and the Company (the “Change in Control Severance Agreement”).

WITNESSETH THAT:

WHEREAS, the Change in Control Severance Agreement provides severance protection to Executive under certain circumstances solely in connection with a change in control, including a right to parachute tax gross-up payments;

WHEREAS, the Company has determined that parachute tax gross-up payments are not in the best interests of the Company and its shareholders, and in order to induce Executive to give up the right to a parachute tax gross-up payment, the Company is willing to provide severance protection to Executive for certain events unrelated to a change in control; and

WHEREAS, coincident with this Amendment, desires to designate Executive as eligible to participate in the St. Jude Medical, Inc. Executive Severance Plan (and Executive desires to participate in the Plan) providing for severance benefits under certain circumstances unrelated to a change in control (the “Executive Severance Plan”).

NOW, THEREFORE, in consideration the benefits and obligations under the Executive Severance Plan, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Executive agree as follows:

1.                                    Section 4(ii) of the Change in Control Severance Agreement is hereby amended to read in full as follows.

(ii)                              Anything to the contrary notwithstanding, the amount of any payment, distribution or benefit made or provided by the Company to or for the benefit of Executive in connection with a Change in Control or the termination of Executive’s employment with the Company, whether payable pursuant to this Agreement or any other agreement between Executive and the Company or with any person constituting a member of an “affiliated group” (as defined in Section 280G(d)(5) of the Code with the Company or with any person whose actions result in a Change in Control (such foregoing payments or benefits referred to collectively as the “Total Payments”), shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of the Total Payments from being treated as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, but only if and to the extent such reduction will also result in, after taking into account all applicable state and federal taxes (computed at the highest marginal rate) including Executive’s share of F.I.C.A. and Medicare taxes and any taxes payable pursuant to Section 4999 of the Code, a greater after-tax benefit to Executive than the after-tax benefit to Executive of the Total Payments computed without regard to any such reduction.  For purposes of the foregoing, (i) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company and acceptable to Executive does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code; (ii) any reduction in payments shall be computed by taking into account that portion of Total Payments which constitute reasonable compensation within the meaning of Section 280G(b)(4) of the Code in the opinion of such tax counsel; (iii) the value of any non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Company in accordance with the principles of Section 280G(d)(3)(iv) of the Code; and (iv) in the event of any uncertainty as to whether a reduction in Total Payments to Executive is required pursuant to this paragraph, the Company shall initially make the payment to Executive and Executive shall be required to refund to the Company any amounts ultimately determined not to have been payable under the terms of this Section 4(ii).

Executive will be permitted to provide the Company with written notice specifying which of the Total Payments will be subject to reduction or elimination (the “Reduction Notice”).  But, if Executive’s exercise of authority pursuant to the Reduction Notice would cause any Total Payments to become subject to any taxes or penalties pursuant to Section 409A of the Code or if Executive fails to timely provide the Company with the Reduction Notice, then the Company will reduce or eliminate the Total Payments in the following order:  (i) first, by reducing or eliminating the portion of the Total Payments that are payable in cash; and (ii) second, by reducing or eliminating the non-cash portion of the Total Payments, in each case, in reverse chronological order beginning with payments or benefits under the most recently dated agreement, arrangement or award, but in all events such chronology shall be applied in such a manner so as to produce the least amount of reduction necessary.  Except as set forth in this Section 4(ii), any Reduction Notice will take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

2.                                    Except as expressly provided herein, all other terms of the Change in Control Severance Agreement are unchanged by this Amendment and remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name by a duly authorized officer, and Executive has hereunto set his or her hand, all as of the date first written above.

ST. JUDE MEDICAL, INC.

By
Its

EXECUTIVE